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                                                                    Exhibit 99.2

                        CASH COLLATERAL ACCOUNT AGREEMENT

        THIS CASH COLLATERAL ACCOUNT AGREEMENT (this "Agreement") is made and entered into as of April 18, 2002 between PACIFICARE HEALTH SYSTEMS, INC., a Delaware corporation (the "Company") and BANK OF AMERICA, N.A., as Collateral Agent for the Secured Parties (as defined in the Credit Agreement referred to below) (the "Collateral Agent"). Terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement referred to below.

                                    RECITALS

       WHEREAS, the Company, the Subsidiary Guarantors party thereto, the Lenders party thereto, the Initial Issuing Bank party thereto, the Swingline Bank party thereto, Banc of America Securities LLC and J.P. Morgan Securities Inc., as co-lead arrangers, Banc of America Securities LLC, J.P. Morgan Securities Inc. and Salomon Smith Barney, as joint book running managers, the Collateral Agent and Bank of America, N.A., as Administrative Agent are parties to that certain Amended and Restated Credit Agreement dated as of August 20, 2001, as amended by that certain Letter Amendment dated August 30, 2001, that certain Letter Amendment dated January 23, 2002 and that certain Amendment No. 3 to Amended and Restated Credit Agreement ("Amendment No. 3") dated as of the date hereof (such Amended and Restated Credit Agreement, as amended, restated or otherwise modified from time to time, the "Credit Agreement").

       WHEREAS, pursuant to the terms of Amendment No. 3, (i) the Lenders have agreed, among other things, to permit the Company to deposit up to a certain amount of the proceeds from the issuance or incurrence of certain Debt into a Debt Proceeds Account to be pledged to the Collateral Agent for the benefit of the Secured Parties pursuant to the terms hereof and (ii) the Collateral Agent will release the proceeds of such Debt Proceeds Account to prepay, repurchase or redeem the 7% Senior Notes, subject to the terms and conditions hereof;

        WHEREAS, it is a condition precedent to the effectiveness of Amendment No. 3 that the Company execute and deliver this Agreement in favor of the Collateral Agent.

              NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

       1. Defined Terms. As set forth above, terms used herein but not otherwise defined herein shall have the meanings provided in the Credit Agreement, and the terms "Deposit Accounts" and "Proceeds", which are defined in the Uniform Commercial Code in effect in the State of New York on the date hereof (the "UCC"), are used herein as so defined. For purposes of this Agreement, the term "Secured Party" shall include any Affiliate of a Secured Party that has entered into a Hedge Agreement with a Loan Party.

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        2. Cash Collateral Account. The Company shall deposit Dollars in an amount equal to 100% of the Net Cash Proceeds of the issuance or incurrence of Debt, other than Debt incurred or issued pursuant to clauses (ii) or (iv) of
Section 5.02(b) of the Credit Agreement, which the Company or the other Loan Parties are not otherwise required to apply as a prepayment of the Advances and which the Company is permitted to retain, in each case, in accordance with
Section 2.06(b)(ii) of the Credit Agreement, into the following interest-bearing Deposit Account maintained by the Collateral Agent (such account, the "Cash Collateral Account"):

        Account Location:   Charlotte, North Carolina

        Account Number:     Safekeeping Account # 232025

        Account Name:       PacifiCare Health Systems, Inc. for the benefit of
                            Bank of America, N.A., as Collateral Agent for the
                            Lenders party to the Amended and Restated Credit
                            Agreement dated as of August 20, 2001, as amended, among PacifiCare Health Systems, Inc., the other
                            Loan Parties party thereto, the Lenders party thereto and Bank of America, N.A. in its capacities as Administrative Agent and Collateral Agent for the Secured Parties.

        The Company hereby pledges, assigns, transfers and grants to the Collateral Agent, for the benefit of the Secured Parties, a first priority lien on, and security interest in, all of its right, title and interest in and to the Cash Collateral Account and the amounts therein, including without limitation any certificates of deposit, time deposit accounts, or other investments, and all cash and non-cash Proceeds thereof including without limitation interest and dividends thereon (collectively, the "Account Collateral"). Such security interest is given by the Company as collateral security for the Obligations of the Loan Parties now or hereafter existing under the Loan Documents.

        3. Representations and Warranties. The Company hereby represents and warrants that:

        (a) it has the corporate right, power and authority to execute, deliver and perform this Agreement and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement;

        (b) this Agreement constitutes the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by the availability of equitable remedies;

        (c) the execution, delivery and performance of this Agreement will not violate any provision of any applicable law or material contractual obligation of the Company;

        (d) no consent or authorization of, filing with, or other act by or in respect of, any arbitrator or governmental authority and no consent of any other person or entity (including,


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without limitation, any stockholder or creditor of such person or entity), is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement; and

       (e) it is the legal and beneficial owner of the Cash Collateral Account and the Account Collateral, free and clear of any adverse claims (other than those created by this Agreement).

        4. Covenant. The Company agrees that it shall not:

       (a) transfer or assign the Cash Collateral Account, any of the Account Collateral or any of its rights therein (other than as provided in this Agreement); and

       (b) create or permit to exist any lien or adverse claim on the Cash Collateral Account or the Account Collateral (other than those created by this Agreement).

        5. Events of Default. Any of the following shall constitute an "Event of Default" hereunder:

        (a) The occurrence and continuance of an "Event of Default" under and as defined in the Credit Agreement or the other Loan Documents.

        (b) A failure by the Company to perform or observe any material term or covenant contained in this Agreement.

        6. Remedies.

        (a) At any time after the occurrence, and during the continuance, of an Event of Default, in addition to the rights and remedies available under the Credit Agreement and the other Loan Documents, the Collateral Agent, for and on behalf of the Secured Parties, shall have (i) the right to withdraw, or set off against the outstanding Obligations arising out of or related to the Credit Agreement and the other Loan Documents, all amounts in the Cash Collateral Account and (ii) all the rights and remedies contained in this Agreement or permitted by law, including any rights and remedies available under the UCC.

        (b) If at any time or times hereafter the Collateral Agent employs counsel to prepare or consider amendments, waivers or consents, or to intervene, file a petition, answer, motion or other pleading in any suit or proceeding, related to this Agreement, or relating to any Account Collateral, or to protect, take possession of, or liquidate any Account Collateral or to attempt to enforce any security interest or lien in any Account Collateral, or to enforce or exercise any rights hereunder, then in any of such events, all of the reasonable attorneys' fees arising from such services, and any expenses, costs and charges relating thereto, shall become a part of the obligations secured by the Account Collateral and payable on demand.

        (c) The Collateral Agent's failure at any time or times hereafter to require strict performance by the Company of any of the provisions, warranties, terms and conditions


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contained in this Agreement shall not waive, affect or diminish any right of the
Collateral Agent at any time or times hereafter to demand strict performance therewith and with respect to any other provisions, warranties, terms and conditions contained in this Agreement.

        7. Control by the Collateral Agent. Prior to a Termination Event (as defined herein) or release pursuant to Section 8 hereof, the Company shall not have access at any time to the funds or other cash collateral maintained in the Cash Collateral Account (and therefore shall have no ability to make withdrawals or direct transfers, etc.) and the Collateral Agent shall have sole and exclusive dominion, control and authority over the Cash Collateral Account and the funds and other amounts therein. The rights and interests granted hereunder, and the fact that the Collateral Agent is acting as a depository bank for the Cash Collateral Account, are specifically intended to convey "control" to the Collateral Agent, for the benefit of the Secured Parties, over the Account Collateral within the meaning of the UCC to the extent such Account Collateral, or any portion thereof, is now or hereafter deemed a Deposit Account.

        8. Termination and Release.

        (a) Termination. Upon the latest of (i) payment in full in cash of all of the Obligations owed under the Credit Agreement and the other Loan Documents,
(ii) the Termination Date and (iii) the termination or expiration of all Letters of Credit (or the full cash collateralization of any such Letters of Credit in a manner satisfactory to the Issuing Bank) (the occurrence of any of the events specified above being referred to herein as a "Termination Event"), the pledge, assignment and security interest granted hereby shall terminate and all rights to the Cash Collateral Account shall revert to the Company. Upon any such termination, the Collateral Agent will, at the Company's expense, execute and deliver to the Company such documents as the Company shall reasonably request to evidence such termination.

        (b) Release. So long as no Default or Event of Default shall have occurred and be continuing, the Collateral Agent shall, upon the request of the Company by irrevocable written notice, release all or any portion of the proceeds from the Cash Collateral Account to prepay, repurchase or redeem the 7% Senior Notes, in whole or in part and prior to or at the stated maturity thereof; provided that any prepayments or repurchases prior to maturity of the 7% Senior Notes shall be at or below par (it being understood and agreed that, for purposes hereof, the amount of any such prepayment or repurchase shall be calculated including the payment of any applicable make-whole amount). Upon receipt of such notice from the Company, the Collateral Agent shall release the requested amount from the Cash Collateral Account and disburse it by wire transfer (i) to the trustee of the 7% Senior Notes (the "7% Senior Notes Trustee") as set forth below or (ii) to the extent that the Company will be repurchasing the 7% Senior Notes from investors on the open market and such purchase is not coordinated through the 7% Senior Notes Trustee, to the Persons and in the manner specified by the Company in the notice requesting such release, which notice shall set forth the amount of proceeds to be released, the identity of the Person(s) selling the 7% Senior Notes and wire instructions for such Persons, all in form and substance satisfactory to the Collateral Agent.

        Wire transfers to the 7% Senior Notes Trustee should be directed to the following:


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                  HSBC Bank USA
                  Corporate Trust Operations
                  452 Fifth Avenue, New York, NY 10018-2706
                  ABA# 002-60006-4
                  ABA 4 021-001-088
                  For Credit to: 7% Senior Notes issued by FHP
                                 International Corporation (and assumed by
                                 PacifiCare Health Plan Administrators, Inc.)


        9. Investment Parameters for Cash Collateral. Any interest earned on the Cash Collateral Account will be retained in the Cash Collateral Account as additional security pledged to the Collateral Agent pursuant to Section 2. At the request of the Company, the amounts deposited and the interest accrued in the Cash Collateral Account shall be invested by the Collateral Agent in such amounts as the Company or its designated representatives may request in writing from time to time; provided that all investments shall be at all times be made in accordance with the investment parameters attached as Schedule A hereto. In addition, so long as no Default or Event of Default shall have occurred and be continuing, no securities or other investment held in the Cash Collateral Account will be sold or otherwise disposed of without prior written notice to the Company unless the Company or its designated representatives have requested such action in writing. Investments shall be made in the name of the Collateral Agent, a nominee of the Collateral Agent or as the Collateral Agent otherwise requires to preserve the first-priority perfected security interest in the cash collateral.

        10. Further Assurances. The Company shall execute and deliver at its expense all further instruments and documents and take all further action that may be necessary and desirable or that the Collateral Agent may reasonably request in order to (i) perfect and protect the security interest created hereby in the Account Collateral (including without limitation any and all action necessary to satisfy the Collateral Agent that the Collateral Agent, for the ratable benefit of the Secured Parties, has obtained a first priority perfected security interest in the Account Collateral); (ii) enable the Collateral Agent, for the ratable benefit of the Secured Parties, to exercise and enforce its rights and remedies hereunder in respect of the Account Collateral; and (iii) otherwise effect the purposes of this Agreement.

        11.    Miscellaneous.

        (a) Expenses. The Company hereby agrees to pay on demand all reasonable out-of-pocket expenses of the Collateral Agent in connection with the preparation, execution, delivery and performance of this Agreement and the administration of the Cash Collateral Account, including without limitation, the reasonable fees and disbursements of counsel for the Collateral Agent.

        (b) Indemnity. The Company agrees to indemnify and hold harmless the Collateral Agent and its respective Affiliates, and each director, officer, employee, attorney and affiliate of


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the Collateral Agent and its respective affiliates (each such person or entity referred to hereafter in this paragraph as an "Indemnified Person"), from any losses, claims, costs, damages, expenses or liabilities (or actions, suits or proceeding, including any inquiry or investigation, with respect thereto) to which any Indemnified Person may become subject, insofar as such losses, claims, costs, damages, expenses or liabilities (or actions, suits, or proceedings, including any inquiry or investigation, with respect thereto) arise out of, in any way relate to, or result from, this Agreement and the matters and transactions contemplated herein and to reimburse upon demand each Indemnified Person for any and all legal and other expenses incurred in connection with investigating, preparing to defend or defending any such loss, claim, cost, damage, expense or inquiry or investigation, with respect thereto; provided that the Company shall have no obligation under this indemnity provision for liabilities resulting from the gross negligence or willful misconduct of any Indemnified Person seeking indemnification.

        (c) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and the Collateral Agent, and their respective successors and assigns.

        (d) Incorporation. The Collateral Agents' rights regarding set-off, sharing of payments set forth, respectively, under Sections 2.13 and 9.05 of the Credit Agreement are incorporated herein and are as applicable to this Agreement as if contained herein.

        (e) Governing Law; Entire Agreement. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO THE COLLATERAL AGENT. This Agreement, the Credit Agreement and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto and except as mended hereby remain in full force and effect and are hereby ratified and confirmed in all respects.

        (f) Counterparts/Telecopy. This Agreement may be executed in separate counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument. Delivery of an executed counterpart by telecopy shall be as effective as an original and shall constitute that an original will be delivered.

        (g) Amendments: Waivers; Modifications. This Agreement and the provisions hereof may not be amended, waived, modified, changed, discharged or terminated except as agreed upon in writing by the parties hereto.

        (h) Loan Document. This Agreement shall constitute a "Loan Document" under and for all purposes of the Credit Agreement and the other Loan Documents.


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       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

COMPANY:                           PACIFICARE HEALTH SYSTEMS, INC.

                                   By:  /s/ COY F. BAUGH
                                       ---------------------------------------
                                   Name:  Coy F. Baugh
                                   Title: VP Treasurer

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COLLATERAL AGENT:                  BANK OF AMERICA, N.A.,
                                   in its capacity as the Collateral Agent

                                   By: /s/ JOSEPH L. CORAH
                                      ----------------------------------------
                                   Name:  Joseph L. Corah
                                        --------------------------------------
                                   Title: Principal
                                        --------------------------------------

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                                   SCHEDULE A

                              INVESTMENT PARAMETERS

       Subject to the terms and conditions of this Agreement, the amounts in the Cash Collateral Account may be invested in (i) Certificates of Deposit (or, to the extent applicable, time deposit accounts), denominated in Dollars, of the Collateral Agent bearing a term maturing prior to September 15, 2003, provided such Certificates of Deposit (or time deposit accounts) reference the Cash Collateral Account number, (ii) United States treasury obligations bearing a term maturing prior to September 15, 2003, provided such treasury obligations can be held by the Collateral Agent directly in the Cash Collateral Account or
(iii) other Cash Equivalents as the Company may select and the Collateral Agent may approve so long as the Company promptly executes any additional documentation which the Collateral Agent may reasonably require in order to maintain the first priority perfected security interest of the Collateral Agent in the Account Collateral, including, without limitation, any control agreements.